Exhibit 10.12

Compensation Program for Non-Employee Directors

(Effective June 3, 2020)

A. Cash Compensation

1.	Non-employee directors (“Outside Directors”) will receive the following cash retainers, paid quarterly in arrears, for their service on the Board of Directors (the “Board”) and its committees:

Board service	$35,000
plus (as applicable):
Lead Director or Chairman of the Board	$15,000
Audit Committee Chair	$20,000
Other Audit Committee Member	$8,000
Compensation Committee Chair	$12,000
Other Compensation Committee Member	$6,000
Nominating and Corporate Governance Committee Chair	$8,000
Other Nominating and Corporate Governance Committee Member	$4,000

2.	The reasonable expenses incurred by directors in connection with attendance at meetings of the Board and its committees will be reimbursed upon submission of appropriate documentation.

B. Equity Compensation

3.

Annual Equity Award:  Upon the conclusion of each regular annual meeting of the Company’s stockholders beginning in calendar year 2020, each Outside Director who continues to serve as a member of the Board thereafter (including a director elected or appointed at such meeting) will automatically be granted restricted stock units (“RSUs”) under the Company’s 2018 Equity Incentive Plan (the “Plan”) with a target value of $190,000.  Subject to the Outside Director’s continuing service, each such RSU award will vest in full on the earlier of the one-year anniversary of the date of grant or the date of the regular annual meeting of the Company’s stockholders held in the year following the date of grant.

4.

Pro-Rated Annual Equity Award:  On the date an Outside Director is first elected or appointed to the Board, the Outside Director will automatically be granted a pro-rated annual equity award consisting of RSUs under the Plan.  Such pro-rated annual equity award will have an aggregate target value equal to (i) $190,000,

Exhibit 10.12

Compensation Program for Non-Employee Directors

(Effective June 3, 2020)

multiplied by (ii) a fraction, the numerator of which is the number of whole months remaining until the one-year anniversary of the most recent regular annual meeting of stockholders and the denominator of which is 12.  Subject to the Outside Director’s continuing service, each such RSU award will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the regular annual meeting of the Company’s stockholders following the date of grant.  For avoidance of doubt, an Outside Director who is first elected or appointed to the Board on the date of a regular annual meeting of stockholders will receive the full annual equity award described in section B1 above, without any pro-ration.

C. General

5.

The number of RSUs subject to each automatic equity award will be determined by dividing the target equity value allocated to such RSUs by the average closing price of the Company’s Common Stock as reported on the New York Stock Exchange (or such other exchange on which the Company lists its shares of Common Stock) over the ninety calendar day period ending on the first trading day of the month in which the grant is made, rounded down to the nearest whole share. However, if the closing price of the Company’s Common Stock two trading days before the date of grant is twenty-five percent higher or lower than the average closing price as calculated under the prior sentence, then the number of RSUs will be determined using the average closing price over the thirty calendar day period ending two trading days before the date of grant, rounded down to the nearest whole share.

6.	Each RSU will be settled by issuing one share of the Company’s common stock upon vesting, unless a deferral program is implemented.
7.	All automatic equity awards will fully vest upon the occurrence of a Change in Control (as defined in the Plan) before the Outside Director’s service terminates.
8.	All equity awards will be subject to the form of RSU agreement adopted by the Board for use under the Plan consistent with the foregoing.

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